                              SECURITY EQUITY FUND
                           BROKERAGE ENHANCEMENT PLAN


WHEREAS, Security Equity Fund (the "Fund") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

WHEREAS, shares of common stock of the Fund are currently divided into series, listed on Schedule A hereto (the "Series"), which Schedule can be amended to add or remove a series by an amended schedule;

WHEREAS, shares of common stock of the Series are divided into multiple classes of shares, and this Plan applies to the Fund and the Series and the effect of the Plan does not vary based upon a class of a Series;

WHEREAS, the Fund employs Security Distributors, Inc. (the "Distributor") as distributor of the securities of which the Fund is the issuer;

WHEREAS, the Board of Directors of the Fund (the "Board") has determined that, subject to the requirement to seek best price and execution, it is appropriate and desirable for the Fund to use certain brokerage commissions generated on the purchase and sale of portfolio securities to finance activities that are primarily intended to result in the sale of its shares (the "Brokerage Enhancement Plan" or the "Plan");

WHEREAS, any benefits that may be obtained from brokerage commissions are assets of the Fund, and the Fund wishes, pursuant to Rule 12b-1 under the Act, to utilize such assets in furtherance of the distribution of the Fund's shares; and

WHEREAS, the Board has determined that, to the extent that the use of these benefits earned by a Series under this Plan results in the increased distribution of the Fund's shares, a benefit in the form of potential economies of scale should inure to that Series and to the other Series offered by the Fund;

NOW, THEREFORE, this Brokerage Enhancement Plan is adopted by the Fund on behalf of the Series, in accordance with Rule 12b-l under the Act, on the following terms and conditions:

 1. The Fund is authorized to enter into agreements or arrangements pursuant to which the Fund may direct Security Management Company, LLC ("SMC"), in its capacity as the Fund's investment adviser, and each of the sub-advisors retained by SMC (and approved by the Fund) to manage certain of the Series (each a "Sub-Advisor"), acting as agents for the Fund or its Series:

     a. To place orders for the purchase or sale of portfolio securities with the Distributor or other introducing broker-dealers who will receive a portion of the brokerage commission paid by the Series from broker-dealers executing such portfolio transactions for the benefit of the Series ("Brokerage Payments") that can be used directly or indirectly to finance the distribution of the Fund's shares; or

     b. To allocate transactions for the purchase or sale of portfolio securities or other assets to broker-dealers, and receive, in addition to execution of the brokerage transaction, credits, benefits or other services from the broker-dealer ("Brokerage Credits") that can be used directly or indirectly to promote the distribution of the Fund's shares;

     in each case, provided that SMC or the Sub-Advisor must reasonably believe that the Distributor or broker-dealer (or the clearing broker of either) will execute the transaction in a manner consistent with standards of best execution, as described in the Registration Statement for the Fund, as amended from time to time.

 2. The Fund is authorized to expend Brokerage Credits and Brokerage Payments to compensate the Distributor and other broker-dealers for the cost and expense of certain distribution-related activities or to procure from, or otherwise induce, the Distributor and other broker-dealers to provide services, where such activities or services are intended to promote the sale of the Fund's shares. Such activities or services may be provided by the Distributor or broker-dealer to which a purchase or sale transaction has been allocated (the directed broker-dealer) or by another broker-dealer or other party at the direction of the Distributor or directed broker-dealer. The activities or services which may be procured with Brokerage Credits and Brokerage Payments include, but are not limited to
     (i) developing, preparing, printing, and mailing of advertisements, sales literature and other promotional material describing and/or relating to the Fund or the Series; (ii) printing and mailing of Fund prospectuses, statements of additional information, any supplements thereto and shareholder reports for existing and prospective shareholders; (iii) holding or participating in seminars and sales meetings designed to promote the distribution of shares of the Fund or the Series, including materials intended either for broker-dealer only use or for retail use; (iv) providing information about the Fund, its Series, or mutual funds in general, to registered representatives of broker-dealers; (v) providing assistance to broker-dealers that are conducting due diligence on the Fund or its Series; (vi) payment or reimbursement of legal and administrative costs associated with implementing the Plan; (vii) marketing fees requested by broker-dealers who sell shares of the Fund; (viii) obtaining information and providing explanations to shareholders regarding the Series' investments and policies and other information about the Fund and its Series, including the performance of the Series; (ix) training sales personnel; (x) personal service and/or maintenance of the shareholder accounts; (xi) payment of commissions to broker-dealers who sell shares of the Fund; and (xii) financing any other activity that is intended to result in the sale of Fund shares.

 3. The Fund may direct the Distributor to take appropriate actions to effect the purposes of this Plan, including, but not limited to, (a) directing on behalf of the Fund or a Series and subject to the standards described above, SMC or a Sub-Advisor to allocate transactions for the purchase or sale of portfolio securities in the manner described in the Plan; (b) compensating a broker-dealer for the cost and expense of certain distribution-related activities or procuring from a broker-dealer or otherwise inducing a broker-dealer to provide services, where such activities or services are intended to promote the sale of shares of the Fund or a Series, all on behalf of the Fund or a Series. Subject to the standards set forth in Section 1, and subject to applicable law, SMC and a Sub-Advisor may also direct brokerage transactions to a broker-dealer that is an affiliated person of the Distributor, SMC or a Sub-Advisor. Provided that any Brokerage Credits or Brokerage Payments directly or indirectly inure to the benefit of those Series which generated the particular Brokerage Credit or Brokerage Payment, any such credits or payments may also inure to the benefit of other Series of the Fund.

 4. This Plan shall not take effect with respect to a Series until it has been approved by (a) a vote of a majority of the outstanding voting securities of that Series; and, together with any related agreements, has been approved by (a) the Fund's Board of Directors, and (b) those Directors of the Fund who are not "interested persons" of the Fund (as defined in the
     Act) and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-l Directors"), cast in person at a meeting (or meetings) called, at least in part, for the purpose of voting on this Plan and such related agreements. As additional Series of the Fund are established, this Plan shall not take effect with respect to such Series until the Plan, together with any related agreements, has been approved by votes of a majority of both (a) the Fund's Board of Directors and (b) the Rule 12b-1 Directors cast in person at a meeting called, at least in part, for the purpose of voting on such approval.

 5. After approval as set forth in paragraph 4, and any other approvals required pursuant to the Act and Rule 12b-1 thereunder, this Plan shall take effect at the time specified by the Fund's Board of Directors, or, if no such time is specified by the Directors, at the time that all approvals necessary have been obtained. The Plan shall continue in full force and effect as to a Series for so long as such continuance is specifically approved at least annually by votes of a majority of both (a) the Board of Directors and (b) the Rule 12b-1 Directors of the Fund, cast in person at a meeting called, at least in part, for the purpose of voting on this Plan.

 6. The Distributor shall provide to the Directors of the Fund a written report of the amounts expended or benefits received and the purposes for which such expenditures were made at such frequency as may be required under Rule 12b-1 of the Act.

 7. This Plan may be terminated as to the Fund or each Series at any time, without payment of any penalty, by vote of the Directors of the Fund, by vote of a majority of the Rule 12b-l Directors, or by a vote of a majority of the outstanding voting securities of the Series on not more than 30 days' written notice to any other party to the Plan. In addition, all Agreements shall provide that such Agreement shall terminate automatically in the event of its assignment.

 8. This Plan may not be amended in any material respect unless such amendment is approved by a vote of a majority of both (a) the Fund's Board of Directors and (b) the Rule 12b-1 Directors cast in person at a meeting called, at least in part, for the purpose of voting on such approval. The Plan may not be amended to increase materially the amount to be spent for distribution unless such amendment is approved by a majority of the outstanding voting securities of the pertinent Series and by a majority of both (a) the Fund's Board of Directors and (b) the Rule 12b-1 Directors cast in person at a meeting called, at least in part, for the purpose of voting on such approval; PROVIDED HOWEVER, that increases in amounts spent for distribution by virtue of a greater amount of Brokerage Credits or Brokerage Payments generated by the Fund shall not be deemed to constitute a material increase in the amount to be spent for distribution.

 9. While this Plan is in effect, the selection and nomination of Directors who are not "interested persons" (as defined in the Act) of the Fund shall be committed to the discretion of the Directors who are not interested persons.

10. The Fund shall preserve copies of this Plan and related agreements for a period of not less than six years from the date of termination of the Plan or related agreements, the first two years in an easily accessible place; and shall preserve all reports made pursuant to paragraph 6 hereof for a period of not less than six, the first two years in an easily accessible place.

11. The provisions of this Plan are severable as to each Series, and any action to be taken with respect to this Plan shall be taken separately for each Series affected by the matter.

Date:  January 27, 2000

                                   SCHEDULE A

                            Equity Series
                            Global Series
                            Total Return Series
                            Value Series
                            Social Awareness Series
                            Small Company Series
                            Enhanced Index Series
                            International Series
                            Select 25 Series

                                     FORM OF
                                  AMENDMENT TO
                           BROKERAGE ENHANCEMENT PLAN


WHEREAS, Security Equity Fund (the "Fund") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended;

WHEREAS, the Fund adopted a Brokerage Enhancement Plan (the "Plan") on January 27, 2000, which Plan may be amended to add or remove a Series of the Fund by amending Schedule A of the Plan;

WHEREAS, on February 4, 2000, the Board of Directors of the Fund authorized the Fund to offer its common stock in two new series designated as Large Cap Growth Series and Technology Series;

WHEREAS, on February 4, 2000, the Board of Directors authorized the addition of Large Cap Growth Series and Technology Series to the Plan;

NOW, THEREFORE BE IT RESOLVED, that the Fund hereby amends the Brokerage Enhancement Plan, dated January 27, 2000, as follows, effective May 1, 2000:

            Schedule A shall be deleted in its entirety and the attached Schedule A inserted in lieu thereof.

IN WITNESS WHEREOF, the Fund has executed this Amendment to the Brokerage Enhancement Plan this 1st day of May, 2000.

                                             SECURITY EQUITY FUND

                                             By:
                                                 -------------------------------
                                                 John D. Cleland, President
ATTEST:

-----------------------------------
Amy J. Lee, Secretary

                              SECURITY EQUITY FUND
                           BROKERAGE ENHANCEMENT PLAN

                                   SCHEDULE A


                            Equity Series
                            Global Series
                            Total Return Series
                            Social Awareness Series
                            Mid Cap Value Series
                            Small Cap Growth Series
                            Enhanced Index Series
                            International Series
                            Select 25 Series
                            Large Cap Growth Series
                            Technology Series




DATED:  May 1, 2000